EXHIBIT 99.2

                       BB&T CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     1996           1995
ASSETS
  Cash and due from banks......................................................................   $   840,391    $   768,587
  Interest-bearing deposits with banks.........................................................         2,010          4,795
  Federal funds sold and securities purchased under resale agreements or similar
     arrangements..............................................................................        84,940        160,767
  Securities available for sale................................................................     6,014,221      5,971,300
  Securities held to maturity (market value: $175,744 in 1996 and $259,156 in 1995)............       170,808        251,323
  Loans held for sale..........................................................................       228,333        261,364
  Loans and leases, net of unearned income.....................................................    17,518,224     16,528,861
     Allowance for loan and lease losses.......................................................      (230,070)      (219,052)
       Loans and leases, net...................................................................    17,288,154     16,309,809
  Premises and equipment, net..................................................................       374,954        371,860
  Other assets.................................................................................       703,835        571,472
       Total assets............................................................................   $25,707,646    $24,671,277
LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits:
     Noninterest-bearing demand deposits.......................................................   $ 2,623,429    $ 2,464,590
     Savings and interest checking.............................................................     2,026,462      2,212,524
     Money rate savings........................................................................     4,170,949      3,782,967
     Other time deposits.......................................................................    10,182,500      9,861,627
       Total deposits..........................................................................    19,003,340     18,321,708
  Short-term borrowed funds....................................................................     2,280,824      2,625,855
  Long-term debt...............................................................................     2,054,040      1,386,910
  Accounts payable and other liabilities.......................................................       297,875        311,692
       Total liabilities.......................................................................    23,636,079     22,646,165
  Shareholders' equity:
     Preferred stock, $5 par, 5,000,000 shares authorized, none issued and outstanding at
      December 31, 1996 and 733,869 at December 31, 1995.......................................            --          3,669
     Common stock, $5 par, 300,000,000 shares authorized, issued and outstanding 136,896,865 at
      December 31, 1996 and 136,548,048 at December 31, 1995...................................       684,484        682,740
     Additional paid-in capital................................................................       145,704        279,156
     Retained earnings.........................................................................     1,231,592      1,029,771
     Loan to employee stock ownership plan and unvested restricted stock.......................        (1,952)        (4,314)
     Net unrealized appreciation on securities available for sale, net of income taxes of
      $8,481 in 1996 and $22,122 in 1995.......................................................        11,739         34,090
       Total shareholders' equity..............................................................     2,071,567      2,025,112
       Total liabilities and shareholders' equity..............................................   $25,707,646    $24,671,277

  The accompanying notes are an integral part of these consolidated financial statements.

                       BB&T CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          1996          1995          1994
Interest Income
  Interest and fees on loans and leases.............................................   $1,554,822    $1,516,909    $1,255,064
  Interest and dividends on securities..............................................      375,257       354,509       324,103
  Interest on short-term investments................................................        4,491         8,739         7,348
     Total interest income..........................................................    1,934,570     1,880,157     1,586,515
Interest Expense
  Interest on deposits..............................................................      712,491       689,769       531,306
  Interest on short-term borrowed funds.............................................      106,777       188,301       106,174
  Interest on long-term debt........................................................      107,602        70,769        41,091
     Total interest expense.........................................................      926,870       948,839       678,571
Net Interest Income.................................................................    1,007,700       931,318       907,944
  Provision for loan and lease losses...............................................       62,511        41,924        23,730
Net Interest Income After Provision for Loan and Lease Losses.......................      945,189       889,394       884,214
Noninterest Income
  Service charges on deposits.......................................................      132,180       113,664       108,980
  Mortgage banking income...........................................................       39,845        31,218        28,813
  Trust income......................................................................       28,794        23,872        22,343
  Agency insurance commissions......................................................       26,859        19,306        16,151
  Other insurance commissions.......................................................       12,822        12,384        11,865
  Bankcard fees and merchant discounts..............................................       35,729        30,990        23,977
  Other nondeposit fees and commissions.............................................       47,027        35,123        35,662
  Securities gains (losses), net....................................................        3,090       (18,589)        3,028
  Other income......................................................................       27,122        23,742        27,520
     Total noninterest income.......................................................      353,468       271,710       278,339
Noninterest Expense
  Personnel expense.................................................................      387,050       424,303       385,038
  Occupancy and equipment expense...................................................      122,089       126,189       107,373
  Federal deposit insurance expense.................................................       44,047        26,859        39,253
  Other expense.....................................................................      255,364       243,367       208,570
     Total noninterest expense......................................................      808,550       820,718       740,234
Earnings
  Income before income taxes........................................................      490,107       340,386       422,319
  Provision for income taxes........................................................      159,932       113,118       147,003
  Net Income........................................................................      330,175       227,268       275,316
  Preferred dividend requirements...................................................          610         5,079         5,198
     Income applicable to common shares.............................................   $  329,565    $  222,189    $  270,118
Per Common Share
  Net income:
     Primary........................................................................   $     2.39    $     1.62    $     2.00
     Fully Diluted..................................................................   $     2.37    $     1.60    $     1.96
  Cash dividends declared...........................................................   $     1.00    $      .86    $      .74

  The accompanying notes are an integral part of these consolidated financial statements.

                       BB&T CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                 SHARES OF                              ADDITIONAL     RETAINED
                                                  COMMON       PREFERRED     COMMON      PAID-IN       EARNINGS
                                                   STOCK         STOCK       STOCK       CAPITAL      AND OTHER*
BALANCE, DECEMBER 31, 1993, AS PREVIOUSLY
  REPORTED...................................   106,614,794     $ 3,850     $533,073    $  265,603    $  618,264
  Merger with United Carolina Bancshares
     Corporation accounted for under the
     pooling of interests method.............    27,040,568          --      135,203         9,838       120,303
BALANCE, DECEMBER 31, 1993, AS RESTATED......   133,655,362       3,850      668,276       275,441       738,567
ADD (DEDUCT)
  Net income.................................            --          --           --            --       275,316
  Common stock issued........................     2,702,255          --       13,512        26,248        (1,214)
  Redemption of common stock.................    (1,088,252)         --       (5,441)      (18,151)            2
  Net unrealized depreciation on securities
     available for sale......................            --          --           --            --       (78,989)
  Cash dividends declared
     Common stock............................            --          --           --            --       (93,869)
     Preferred stock.........................            --          --           --            --        (5,198)
  Other......................................            --          --           --         2,165         3,373
BALANCE, DECEMBER 31, 1994...................   135,269,365       3,850      676,347       285,703       837,988
ADD (DEDUCT)
  Net income                                             --          --           --            --       227,268
  Common stock issued........................     3,167,198          --       15,836        33,511          (105)
  Redemption of common stock.................    (1,993,351)         --       (9,967)      (37,344)           --
  Preferred stock cancellations and
     conversions.............................       104,836        (181)         524        (2,714)           --
  Net unrealized appreciation on securities
     available for sale......................            --          --           --            --       112,234
  Cash dividends declared
     Common stock............................            --          --           --            --      (115,887)
     Preferred stock.........................            --          --           --            --        (5,079)
  Other......................................            --          --           --            --         3,128
BALANCE, DECEMBER 31, 1995...................   136,548,048       3,669      682,740       279,156     1,059,547
ADD (DEDUCT)
  Net income.................................            --          --           --            --       330,175
  Common stock issued........................     2,788,586          --       13,942        56,469            45
  Redemption of common stock.................    (6,774,461)         --      (33,872)     (173,537)            2
  Preferred stock cancellations and
     conversions.............................     4,334,692      (3,669)      21,674       (18,005)           --
  Net unrealized depreciation on securities
     available for sale......................            --          --           --            --       (22,351)
  Cash dividends declared
     Common stock............................            --          --           --            --      (127,791)
     Preferred stock.........................            --          --           --            --          (610)
  Other......................................            --          --           --         1,621         2,362
BALANCE, DECEMBER 31, 1996...................   136,896,865     $    --     $684,484    $  145,704    $1,241,379

                                                     TOTAL
                                                 SHAREHOLDERS'
                                                    EQUITY
BALANCE, DECEMBER 31, 1993, AS PREVIOUSLY
  REPORTED...................................     $ 1,420,790
  Merger with United Carolina Bancshares
     Corporation accounted for under the
     pooling of interests method.............         265,344
BALANCE, DECEMBER 31, 1993, AS RESTATED......       1,686,134
ADD (DEDUCT)
  Net income.................................         275,316
  Common stock issued........................          38,546
  Redemption of common stock.................         (23,590)
  Net unrealized depreciation on securities
     available for sale......................         (78,989)
  Cash dividends declared
     Common stock............................         (93,869)
     Preferred stock.........................          (5,198)
  Other......................................           5,538
BALANCE, DECEMBER 31, 1994...................       1,803,888
ADD (DEDUCT)
  Net income                                          227,268
  Common stock issued........................          49,242
  Redemption of common stock.................         (47,311)
  Preferred stock cancellations and
     conversions.............................          (2,371)
  Net unrealized appreciation on securities
     available for sale......................         112,234
  Cash dividends declared
     Common stock............................        (115,887)
     Preferred stock.........................          (5,079)
  Other......................................           3,128
BALANCE, DECEMBER 31, 1995...................       2,025,112
ADD (DEDUCT)
  Net income.................................         330,175
  Common stock issued........................          70,456
  Redemption of common stock.................        (207,407)
  Preferred stock cancellations and
     conversions.............................              --
  Net unrealized depreciation on securities
     available for sale......................         (22,351)
  Cash dividends declared
     Common stock............................        (127,791)
     Preferred stock.........................            (610)
  Other......................................           3,983
BALANCE, DECEMBER 31, 1996...................     $ 2,071,567

* Other includes net unrealized appreciation (depreciation) on securities available for sale, unvested restricted stock and a loan unvested restricted stock, and a loan to the employee stock ownership plan. to the employee stock ownership plan.

  The accompanying notes are an integral part of these consolidated financial statements.

                       BB&T CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                                           1996           1995           1994
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................................................   $   330,175    $   227,268    $   275,316
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan and lease losses..............................................        62,511         41,924         23,730
    Depreciation of premises and equipment...........................................        45,259         42,099         41,455
    Amortization of intangibles and mortgage servicing rights........................        14,534         12,305         10,090
    Accretion of negative goodwill...................................................        (6,238)        (6,310)        (1,114)
    Amortization of unearned stock compensation......................................         2,450          3,128          1,711
    Discount accretion and premium amortization on securities, net...................         4,826        (26,089)          (292)
    Loss (gain) on sales of securities, net..........................................        (3,090)        18,589         (3,028)
    Loss (gain) on sales of loans and mortgage loan servicing rights, net............        (9,049)         1,619            998
    Proceeds from sales of loans held for sale.......................................     1,348,118        789,164        596,249
    Purchases of loans held for sale.................................................      (429,523)      (311,059)       (33,351)
    Origination of loans held for sale, net of principal collected...................      (879,496)      (600,676)      (251,051)
    Decrease (increase) in:
      Accrued interest receivable....................................................        20,692        (26,682)       (28,562)
      Other assets...................................................................      (111,400)        16,146        (74,428)
    Increase (decrease) in:
      Accrued interest payable.......................................................         5,567         15,012          4,001
      Accounts payable and other liabilities.........................................        (8,635)        88,413         30,154
    Other, net.......................................................................         1,999          9,363           (809)
      Net cash provided by operating activities......................................       388,700        294,214        591,069
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of securities available for sale...............................       605,792      1,290,237        797,878
  Proceeds from maturities of securities available for sale..........................     2,669,532      1,711,859        990,790
  Purchases of securities available for sale.........................................    (2,498,976)    (3,323,423)    (1,688,123)
  Proceeds from sales of securities held to maturity.................................            --          3,810             --
  Proceeds from maturities of securities held to maturity............................        46,088        304,096        479,795
  Purchases of securities held to maturity...........................................        (2,228)       (77,701)      (872,737)
  Leases made to customers...........................................................       (72,390)       (18,091)       (44,379)
  Principal collected on leases......................................................        48,222         14,620         41,661
  Loan originations, net of principal collected......................................    (1,622,476)      (717,639)    (1,421,789)
  Purchases of loans.................................................................      (232,236)      (189,997)       (27,864)
  Net cash acquired in transactions accounted for under the purchase method..........         1,887             --          2,262
  Purchases and originations of mortgage servicing rights............................       (26,356)       (18,082)        (3,649)
  Proceeds from disposals of premises and equipment..................................         8,764         18,114          7,988
  Purchases of premises and equipment................................................       (67,106)       (62,318)       (76,687)
  Proceeds from sales of foreclosed property.........................................        16,156         14,213         33,185
  Proceeds from sales of other real estate held for development or sale..............         8,127          1,728          9,519
  Other, net.........................................................................        (1,079)        (8,696)        29,099
      Net cash used in investing activities..........................................    (1,118,279)    (1,057,270)    (1,743,051)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits................................................       681,632        874,011       (147,013)
  Net (decrease) increase in short-term borrowed funds...............................      (345,025)      (426,810)     1,155,787
  Proceeds from long-term debt.......................................................     1,586,766      2,945,754        356,439
  Repayments of long-term debt.......................................................      (919,661)    (2,471,904)      (283,137)
  Net proceeds from common stock issued..............................................        49,736         44,242         24,151
  Redemption of common stock.........................................................      (207,407)       (47,311)       (23,590)
  Preferred stock cancellations and conversions......................................            --         (2,371)            --
  Cash dividends paid on common and preferred stock..................................      (123,270)      (107,869)       (88,866)
      Net cash provided by financing activities......................................       722,771        807,742        993,771
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.................................        (6,808)        44,686       (158,211)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.......................................       934,149        889,463      1,047,674
CASH AND CASH EQUIVALENTS AT END OF YEAR.............................................   $   927,341    $   934,149    $   889,463
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest.........................................................................   $   921,632    $   935,366    $   674,882
    Income taxes.....................................................................       160,307        141,236        169,273
  Noncash financing and investing activities:
    Transfer of securities from held to maturity to available for sale...............        36,646      1,763,513         14,815
    Transfer of securities from available for sale to held to maturity...............           240             --          2,316
    Transfer of loans to foreclosed property.........................................        23,970         11,243         24,901
    Transfer of fixed assets to other real estate owned..............................        10,466         21,846             --
    Common stock issued upon conversion of debentures................................            --          4,896             --
    Restricted stock issued..........................................................            88             --             --
    Securitization of mortgage loans.................................................       817,268        354,882          7,497

  The accompanying notes are an integral part of these consolidated financial statements.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

     BB&T Corporation ("BB&T" or "Parent Company"), formerly Southern National Corporation, is a multi-bank holding company organized under the laws of North Carolina and registered with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. BB&T changed its corporate name from Southern National Corporation effective at the close of business on May 16, 1997. Branch Banking and Trust Company ("BB&T-NC"), Branch Banking and Trust Company of South Carolina ("BB&T-SC"), Branch Banking and Trust Company of Virginia ("BB&T-VA"), United Carolina Bank and United Carolina Bank of South Carolina (collectively, the "Banks" or the "Subsidiaries") comprise the Parent Company's principal subsidiaries.

     The accounting and reporting policies of BB&T Corporation and Subsidiaries are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The following is a summary of the more significant policies.

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of BB&T include the accounts of the Parent Company and its subsidiaries. In consolidation, all significant intercompany accounts and transactions have been eliminated. Prior period financial statements have been restated to include the accounts of companies acquired in material transactions accounted for as poolings of interests (See Note B). Results of operations of companies acquired in transactions accounted for as purchases are included from the dates of acquisition.

     Certain amounts for prior years have been reclassified to conform with statement presentations for 1996. The reclassifications have no effect on either shareholders' equity or net income as previously reported.

  NATURE OF OPERATIONS

     BB&T is a multi-bank holding company headquartered in Winston-Salem, North Carolina. BB&T conducts its operations in North Carolina, South Carolina and Virginia primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. BB&T's subsidiaries provide a full range of traditional commercial banking services and additional services including investment brokerage, insurance and leasing. Substantially all of BB&T's loans are to businesses and individuals in the Carolinas and Virginia.

  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and due from banks, interest-bearing bank balances, Federal funds sold and securities purchased under resale agreements or similar arrangements. Generally, both cash and cash equivalents are considered to have maturities of three months or less. Accordingly, the carrying amount of such instruments is considered a reasonable estimate of fair value.

  SECURITIES

     BB&T classifies investment securities in one of three categories: held to maturity, available for sale and trading. Debt securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. Gains or losses realized from the sale of securities held to maturity, if any, are determined by specific identification and are included in noninterest income.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Securities, which may be used to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital and investment requirements, or unforeseen changes in market conditions, including interest rates, market values or inflation rates, are classified as available for sale. Securities available for sale are reported at estimated fair value, with unrealized gains and losses reported as a separate component of shareholders' equity, net of deferred income tax. Gains or losses realized from the sale of securities available for sale are determined by specific identification and are included in noninterest income.

     Trading account securities, of which none were held on December 31, 1996 and 1995, are selected according to fundamental and technical analyses that identify potential market movements. Trading account securities are positioned to take advantage of such movements and are reported at fair value. Market adjustments, fees, gains or losses and interest income earned on trading account securities are included in noninterest income. Gains or losses realized from the sale of trading securities are determined by specific identification.

     During 1994 and 1996, BB&T transferred securities with an amortized cost of $14,815,000 and $36,646,000, respectively from the held-to-maturity portfolio to the available-for-sale portfolio. These securities were previously classified as held-to-maturity by entities acquired under the pooling-of-interests method of accounting. BB&T transferred these amounts pursuant to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" to conform the combined investment portfolio to BB&T's existing interest rate risk position. During the fourth quarter of 1995, BB&T transferred $1.8 billion of securities which were previously classified as held to maturity under SFAS No. 115 to the available-for-sale category. The Financial Accounting Standards Board ("FASB") provided enterprises the opportunity to make a one-time reassessment of the classification of all investment securities held at that time, such that the reclassification of any security from the held-to-maturity category would not call into question the enterprise's intent to hold other debt securities to maturity in the future. Management anticipates that this classification will allow more flexibility in the day-to-day management of the overall portfolio than the prior classifications.

  LOANS HELD FOR SALE

     Loans held for sale are reported at the lower of cost or market value on an aggregate loan basis. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold, adjusted for any yield differential and a normal servicing fee. Any resulting deferred premium or discount is amortized, as an adjustment of servicing income, over the estimated lives of the loans using the level-yield method.

  LOANS AND LEASE RECEIVABLES

     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or until the loans are repaid are reported at their outstanding principal balances adjusted for any deferred fees or costs and unamortized premiums or discounts. The net amount of nonrefundable loan origination fees, including commitment fees and certain direct costs associated with the lending process are deferred and amortized to interest income over the contractual lives of the loans using methods which approximate level-yield, with adjustments for prepayments as they occur. If the loan commitment expires unexercised, the income is recognized upon expiration of the commitment. Discounts and premiums are amortized to interest income over the estimated life of the loans using methods which approximate level-yield.

     Commercial loans and substantially all installment loans accrue interest on the unpaid balance of the loans. Lease receivables consist primarily of direct financing leases on rolling stock, equipment and real property. Lease receivables are stated at the total amount of lease payments receivable plus guaranteed residual values, less unearned income. Recognition of income over the lives of the lease contracts approximates the level-yield method.

     As of January 1, 1995, BB&T adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." SFAS No. 114, as amended, requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. A loan is impaired when, based on current information and events, it is probable that BB&T will be unable to collect all amounts due according to the contractual terms of the loan

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

agreement. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. BB&T had previously measured the allowance for credit losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional allowance for loan losses was required as of January 1, 1995.

     BB&T's policy is to disclose as impaired loans all commercial loans, greater than $250,000, that are on nonaccrual status. Substantially all other loans made by BB&T are excluded from the scope of SFAS No. 114 as they are large groups of smaller balance homogeneous loans (residential mortgage and consumer installment) that are collectively evaluated for impairment.

     The total recorded investment for impaired loans at December 31, 1996, was $18.5 million, offset by a valuation allowance of $2.6 million, which resulted in a net carrying value of $15.9 million. Impaired loans which did not have an assigned valuation allowance at year end totaled $1.1 million. The average recorded investment in impaired loans during 1996 totaled $22.6 million. BB&T recognizes no interest income on loans that are impaired. Cash receipts for both principal and interest are applied directly to principal.

  ALLOWANCE FOR LOSSES

     The provision for loan and lease losses charged to noninterest expense is the estimated amount required to maintain the allowance for loan and lease losses at a level adequate to cover estimated incurred losses related to loans and leases currently outstanding. The primary factors considered in determining the allowance are the distribution of loans by risk class, the amount of the allowance specifically allocated to nonperforming loans and other problem loans, prior years' loan loss experience, economic conditions in BB&T's market areas and the growth of the credit portfolio. While management uses the best information available in establishing the allowance for losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the valuations or if required by regulators based upon information at the time of their examinations. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

  NONPERFORMING ASSETS

     Nonperforming assets include loans and leases on which interest is not being accrued and foreclosed property. Foreclosed property consists of real estate and other assets acquired through customers' loan defaults.

     Commercial and unsecured consumer loans and leases are generally placed on nonaccrual status when concern exists that principal or interest is not fully collectible, or when any portion of principal or interest becomes 90 days past due, whichever occurs first. Mortgage loans and most other consumer loans past due 90 days or more may remain on accrual status if management determines that concern over the collectability of principal and interest is not significant. When loans are placed on nonaccrual status, interest receivable is reversed against interest income in the current period. Interest payments received thereafter are applied as a reduction to the remaining principal balance when concern exists as to the ultimate collection of the principal. Loans and leases are removed from nonaccrual status when they become current as to both principal and interest and when concern no longer exists as to the collectability of principal or interest.

     Assets acquired as a result of foreclosure are valued at the lower of cost or fair value, and carried thereafter at the lower of cost or fair value less estimated costs to sell the asset. Cost is the sum of unpaid principal, accrued but unpaid interest and acquisition costs associated with the loan. Any excess of unpaid principal over fair value at the time of foreclosure is charged to the allowance for losses. Generally, such properties are appraised annually and the carrying value, if greater than the fair value, less costs to sell, is adjusted with a charge to income. Routine maintenance costs, declines in market value and net losses on disposal are included in other noninterest expense.

  PREMISES AND EQUIPMENT

     Premises, equipment, capital leases and leasehold improvements are stated at cost less accumulated depreciation or amortization. Depreciation is computed principally using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the lease terms or the estimated useful lives of the improvements. Capitalized leases are amortized by the same methods as premises and equipment

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

over the estimated useful lives or the lease term, whichever is lesser. Obligations under capital leases are amortized using the interest method to allocate payments between principal reduction and interest expense.

  INCOME TAXES

     The operating results of BB&T and its subsidiaries are included in a consolidated Federal income tax return. Each subsidiary pays its calculated portion of Federal income taxes to BB&T, or receives payment from BB&T to the extent that tax benefits are realized. Deferred income taxes have been provided where different accounting methods have been used for reporting for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences of the differences arising from their carrying values and respective tax bases. In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with effects included in the income tax provision.

     The operating results of acquired institutions were included in their respective income tax returns prior to consummation of the acquisitions.

  DERIVATIVES AND OFF-BALANCE SHEET INSTRUMENTS

     BB&T utilizes a variety of derivative financial instruments to manage various financial risks. These instruments include financial forward and futures contracts, options written and purchased, interest rate caps and floors and interest rate swaps. Management accounts for these financial instruments as hedges when the following conditions are met: (1) the specific assets, liabilities, firm commitments or anticipated transactions (or an identifiable group of essentially similar items) to be hedged expose BB&T to interest rate risk or price risk; (2) the financial instrument reduces that exposure; (3) the financial instrument is designated as a hedge at inception; and (4) at the inception of the hedge and throughout the hedge period, there is a high correlation of changes in the fair value or the net interest income associated with the financial instrument and the hedged items.

     The net interest payable or receivable on interest rate swaps, caps and floors that are designated as hedges is accrued and recognized as an adjustment to the interest income or expense of the related asset or liability. For interest rate forwards, futures and options qualifying as a hedge, gains and losses are deferred and are recognized in income as an adjustment of yield. Gains and losses from early terminations of derivatives are deferred and amortized as yield adjustments over the shorter of the remaining term of the hedged asset or liability or the remaining term of the derivative instrument. Upon disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any gains or losses are recognized in income. Derivative financial instruments that fail to qualify as a hedge are carried at fair value with gains and losses recognized in current earnings.

     BB&T utilizes written covered over-the-counter call options on specific securities in the available-for-sale securities portfolio in order to enhance returns. Fees received are deferred and recognized in noninterest income upon exercise or expiration. Written options are carried at estimated fair value. Unrealized and realized gains and losses on written call options are included with securities gains and losses.

     BB&T also utilizes over-the-counter purchased put options and net purchased put options (combination of purchased put option and written call option) in its mortgage banking activities. These options are used to hedge the mortgage warehouse and pipeline against increasing interest rates. Written call options are used in tandem with purchased put options to create a net purchased put option that reduces the cost of the hedge. Net unrealized gains and losses on purchased put options and net purchased put options are carried with loans held for sale at the lower of cost or market on an aggregate basis. Realized gains and losses on purchased put options and net purchased put options are included in mortgage banking income.

  PER SHARE DATA

     Primary net income per common share has been computed by dividing net income applicable to common shares by the weighted average number of shares of common stock and common stock equivalents of dilutive stock options outstanding during the years.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Fully diluted net income per common share has been computed by dividing net income, as adjusted for the interest expense related to convertible debt, by the weighted average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the years. Other potentially dilutive securities include the number of shares issuable upon conversion of the preferred stock. Restricted stock grants are considered as issued for purposes of calculating net income per share.

     Weighted average numbers of shares were as follows:

                                                               1996           1995           1994
Primary.................................................    138,152,190    137,129,290    135,331,706
Fully diluted...........................................    139,517,709    142,154,423    140,382,399

  INTANGIBLE ASSETS

     The cost in excess of the fair value of net assets acquired in transactions accounted for as purchases (goodwill), premiums paid on acquisitions of deposits (core deposit intangibles) and other identifiable intangible assets are included in other assets in the "Consolidated Balance Sheets." Such assets are being amortized on straight-line or accelerated bases over periods ranging from 5 to 15 years. At December 31, 1996, BB&T had $58.8 million recorded as goodwill and $9.3 million as core deposit and other intangibles, net of amortization. Negative goodwill is created when the fair value of the net assets purchased exceeds the purchase price. Such balances are included in other liabilities in the "Consolidated Balance Sheets" and are being amortized over periods ranging from 10 to 15 years. At December 31, 1996, BB&T had negative goodwill totaling $39.2 million, net of amortization.

  MORTGAGE SERVICING RIGHTS

     Amounts paid to acquire the right to service certain mortgage loans are capitalized and amortized over the estimated lives of the loans to which they relate. In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS No. 122 requires that mortgage banking enterprises recognize, as separate assets, rights to service mortgage loans for others, however those servicing rights are acquired. The statement further requires mortgage banking enterprises to assess their capitalized mortgage servicing rights for impairment based on the fair value of those rights. BB&T elected, in the third quarter of 1995, to adopt this statement effective as of January 1, 1995. The impact of the adoption of this statement resulted in additional mortgage banking income of $7.6 million, before taxes, or $.03 per fully diluted share, after taxes, during 1995. SFAS No. 122 prohibits retroactive application to prior years. At December 31, 1996, BB&T had capitalized mortgage servicing rights totaling $41.9 million.

  CHANGES IN ACCOUNTING PRINCIPLES AND EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

     During 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes accounting standards for long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and to be disposed of. The statement requires such assets to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Any resulting impairment loss is required to be reported in the period in which the recognition criteria are first applied and met. BB&T adopted the provisions of the statement on January 1, 1996. The implementation did not have a material impact on the consolidated financial position or consolidated results of operations.

     In October of 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock-based compensation plans. The statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages the adoption of that method of accounting. However, the statement also allows entities to continue to account for such plans under Accounting Principles Board ("APB") Opinion No. 25. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in the statement had been applied. BB&T adopted the statement effective January 1, 1996 and elected to continue to account for stock-based compensation plans under the provisions of Opinion No. 25. Therefore, the implementation of the statement did not have an

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

impact on BB&T's consolidated financial position or consolidated results of operations. The required pro forma disclosures relating to SFAS No. 123 are presented in Note J.

     In June of 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides accounting and reporting standards for such transactions based on consistent application of a financial components approach. This approach recognizes the financial and servicing assets an entity controls and the liabilities it has incurred, as well as derecognizes financial assets when control has been surrendered and liabilities when they are extinguished. The statement requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of transfer. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement allows the implementation of certain provisions of SFAS No. 125 to be deferred for one year. BB&T adopted SFAS No. 125, as amended by SFAS No. 127, effective January 1, 1997. The adoption of these statements did not have a material impact on BB&T's consolidated financial position or consolidated results of operations.

     In February of 1997, the FASB issued SFAS No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share ("EPS") and simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS for all entities with complex capital structures. The statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and requires restatement of all prior periods presented. Management does not believe that the implementation of the statement will have a material impact on the consolidated financial position or consolidated results of operations of BB&T.

     In February of 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure by continuing and amending existing standards. The statement is effective for financial statements for periods ending after December 15, 1997. Management has determined that BB&T is currently in compliance with the disclosure requirements of SFAS No. 129, and, therefore, the implementation of the statement will not affect the capital structure disclosures made by BB&T.

     In June of 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. Comprehensive income is the change in equity (net assets) of a company during a period from transactions and other events. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, including interim periods, and requires restatement of all prior periods presented. Management does not believe that the implementation of the statement will have a material impact on the consolidated financial position or consolidated results of operations of BB&T but will require additional disclosures to be made.

     In June of 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for periods beginning after December 15, 1997, and requires restatement of all prior periods presented. Management does not believe that the implementation of the statement will have a material impact on the consolidated financial position or consolidated results of operations of BB&T but will require additional disclosures to be made.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     As referenced in the "Consolidated Statements of Cash Flows," BB&T acquired assets and assumed liabilities in transactions accounted for under the purchase method of accounting. The fair values of these assets acquired and liabilities assumed, at acquisition, were as follows:

                                                                                                1996        1995        1994
                                                                                                   (DOLLARS IN THOUSANDS)
Fair value of net assets acquired..........................................................   $  1,394    $     --    $  6,203
Purchase price.............................................................................    (22,256)         --     (15,016)
Excess of purchase price over net assets acquired..........................................   $(20,862)   $     --    $ (8,813)

     During the first quarter of 1996, BB&T redeemed all outstanding shares of Convertible Preferred Stock. This transaction, a noncash financing activity, resulted in the conversion of 733,869 shares of preferred stock into 4,334,692 shares of common stock.

  INCOME AND EXPENSE RECOGNITION

     Items of income and expense are recognized using the accrual basis of accounting, except for some immaterial amounts.

NOTE B. ACQUISITIONS AND MERGERS

  COMPLETED MERGERS AND ACQUISITIONS

     On June 1, 1994, BB&T completed the acquisition of McLean, Brady & McLean Agency, Inc. ("McLean") by the issuance of 38,823 shares of BB&T common stock. In conjunction with the acquisition of McLean, BB&T recorded $1.1 million of expiration rights which are being amortized over 10 years.

     On June 6, 1994, BB&T completed the acquisition of Leasing Associates, Inc. by the issuance of 97,876 shares of BB&T common stock.

     On November 1, 1994, BB&T completed the acquisition of Prime Rate Premium Finance Corporation, Inc. and related interests, Agency Technologies, Inc. and IFCO, Inc. ("Prime Rate") by the issuance of 590,406 shares of BB&T common stock. In conjunction with the acquisition of Prime Rate, BB&T recorded $8.8 million of goodwill which is being amortized over 15 years.

     On June 30, 1996, BB&T completed the purchase of certain fixed assets and expiration rights from the James R. Lingle Agency of Florence, South Carolina. In conjunction with the purchase, BB&T recorded expiration rights totaling $1.7 million which are being amortized over 15 years.

     On August 28, 1996, BB&T became a majority shareholder of AutoBase Information Systems, Inc., ("AutoBase") through the purchase of 51% of AutoBase's outstanding common stock. In conjunction with this investment, BB&T recorded $1.2 million in goodwill which is being amortized over 15 years.

     During November 1996, BB&T completed the acquisitions of three insurance agencies in South Carolina. On November 7, 1996, BB&T completed the acquisition of the William Goldsmith Agency Inc., ("Goldsmith") of Greenville, South Carolina through the issuance of 70,207 shares of common stock. On November 13, 1996, BB&T completed the acquisition of the C. Dan Joyner Insurance Agency, ("Joyner") based in Greenville, South Carolina through the issuance of 48,120 shares of common stock. Boyle-Vaughan Associates, Inc., ("Boyle-Vaughan") based in Columbia, South Carolina, was acquired on November 22, 1996 through the issuance of 492,063 shares of common stock. In conjunction with the purchase of these agencies, BB&T recorded $17.9 million in goodwill, which is being amortized over 15 years.

     The above-discussed acquisitions were accounted for under the purchase method of accounting, and, therefore, the financial information contained herein includes data relevant to the acquirees since the date of acquisition. The pro forma effects of 1996 purchases, as if they had been acquired as of the beginning of the year, are not material.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     On March 1, 1997, BB&T completed its acquisition of Fidelity Financial Bankshares Corporation ("Fidelity") in a transaction accounted for as a purchase. BB&T issued 1.6 million shares for all of the shares of Fidelity's common stock outstanding. In conjunction with the acquisition, BB&T recorded $37.9 million in goodwill, which is being amortized using the straight-line method over 15 years.

     On May 20, 1997, BB&T completed its acquisition of Phillips Factors Corporation ("Phillips") and its subsidiaries, Phillips Financial Corporation and Phillips Acceptance Corporation, all of High Point, North Carolina. Phillips purchases and manages receivables in the temporary staffing industry nationwide. It also provides payroll processing services to that industry. Phillips also buys and manages account receivables primarily in the furniture, textiles and home furnishings-related industries. The acquisition of Phillips was accounted for as a purchase. In conjunction with the acquisition, BB&T recorded $11.1 million of goodwill.

     On July 31, 1997, BB&T completed its acquisition of Refloat, Inc. of Mount Airy, North Carolina, and its principal subsidiary, Sheffield Financial Corp., a financial company that specializes in loans to small commercial lawn care businesses across the country. The acquisition, which was completed through the issuance of 375,000 shares of BB&T common stock, was accounted for as a purchase.

     The above-discussed completed during 1997, accounted for under the purchase method of accounting, are not reflected in these consolidated financial statements.

     On March 31, 1994, BB&T issued 47,232 shares of common stock to consummate a merger with Sanford Real Estate, Loan and Insurance Company. On November 30, 1994, BB&T issued 14,744 shares of common stock to complete an acquisition of Executive Insurance Company, Inc. The transactions were accounted for as poolings of interests.

     On June 30, 1994, BB&T completed the acquisition of L.S.B. Bancshares Inc., of Lexington, South Carolina and its wholly-owned subsidiaries, The Lexington State Bank and The Community Bank of South Carolina ("LSB"). The transaction was accounted for as a pooling of interests. The merger was consummated through the issuance of 5.7 million shares of BB&T common stock.

     Effective August 31, 1994, BB&T issued 1.1 million shares of common stock to complete the acquisition of the Bank of Iredell, headquartered in Statesville, North Carolina. The merger was accounted for as a pooling of interests.

     On February 28, 1995, BB&T (formerly Southern National Corporation) and BB&T Financial Corporation completed a merger. The transaction was accounted for as a pooling-of-interests in which BB&T Financial Corporation's shareholders received 57.9 million shares of the common stock of the resulting company for all of the shares of BB&T Financial Corporation stock held. On January 10, 1995, BB&T acquired Commerce Bank (subsequently, BB&T-VA) through the issuance of 5.2 million shares of BB&T common stock for all of the outstanding stock of Commerce Bank.

     On April 28, 1995, BB&T issued 75,273 shares of common stock to complete an acquisition of United Agencies, Inc., a general insurance agency located in Wilmington, North Carolina. The transaction was accounted for under the pooling-of-interests method of accounting.

     Effective January 25, 1996, BB&T consummated a merger with Seaboard Savings Bank, Inc. ("Seaboard"), headquartered in Plymouth, North Carolina. BB&T issued 475,158 shares of common stock for all of the outstanding shares of Seaboard common stock. The transaction was accounted for as a pooling of interests.

     Effective March 29, 1996, BB&T consummated a merger with Triad Bank ("Triad") headquartered in Greensboro, North Carolina. BB&T issued 1.8 million shares of common stock for all of the outstanding shares of Triad common stock. The transaction was accounted for as a pooling of interests.

     On August 30, 1996, BB&T issued 42,135 shares of common stock to complete an acquisition of Tomlinson Insurers, Inc., a general insurance agency in Fayetteville, North Carolina. The transaction was accounted for under the pooling-of-interests method of accounting.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     On September 1, 1996, BB&T completed the acquisition of Regional Acceptance Corporation of Greenville, N.C. ("Regional Acceptance") in a transaction accounted for as a pooling-of-interests. BB&T issued 5.85 million shares in exchange for all of the outstanding stock of Regional Acceptance.

     On July 1, 1997, BB&T completed its acquisition of United Carolina Bancshares Corporation ("UCB") of Whiteville, North Carolina in a stock transaction accounted for as a pooling of interests. UCB shareholders received
27.7 million shares of BB&T common stock in exchange for all of the shares of UCB common stock held. It is currently anticipated that BB&T will incur, on a pretax basis, approximately $65 million in net nonrecurring merger-related costs associated with executing the merger with UCB. Management also expects to achieve annual cost savings of approximately $70 million given the efficiencies available from an in-market merger. In conjunction with the merger, BB&T must divest of approximately $505 million in deposits to remain in compliance with anti-trust regulations.

     The following presentation reflects key line items on an historical basis for BB&T and UCB and on a pro forma combined basis assuming the merger was effective as of and for the periods presented.

                                                                                         HISTORICAL BASIS             BB&T
                                                                                        BB&T            UCB         RESTATED*
                                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                                      DATA)
1996
Net interest income..............................................................    $    828,493    $  179,207    $ 1,007,700
Net income.......................................................................         283,664        45,204        330,175
Net earnings per share
  Primary........................................................................            2.56          1.87           2.39
  Fully diluted..................................................................            2.54          1.87           2.37
Assets...........................................................................      21,246,562     4,487,843     25,707,646
Deposits.........................................................................      14,953,914     4,049,426     19,003,340
Shareholders' equity.............................................................       1,729,169       350,469      2,071,567

1995
Net interest income..............................................................    $    762,670    $  168,648    $   931,318
Net income.......................................................................         186,341        46,047        227,268
Net earnings per share
  Primary........................................................................            1.65          1.91           1.62
  Fully diluted..................................................................            1.62          1.91           1.60
Assets...........................................................................      20,636,430     4,037,518     24,671,277
Deposits.........................................................................      14,684,056     3,637,652     18,321,708
Shareholders' equity.............................................................       1,711,342       323,148      2,025,112

* Balances reflect adjustments necessary to combine BB&T and UCB accounts.

  PENDING MERGERS AND ACQUISITIONS

     On May 1, 1997, BB&T announced plans to acquire Craigie Incorporated ("Craigie"), an investment banking firm located in Richmond, Virginia. Craigie specializes in the origination, trading and distribution of fixed-income securities and equity products in both the public and private capital markets. Craigie also has a public finance department that provides investment banking services, financial advisory services and municipal bond financing to a variety of regional tax-exempt issuers. The merger, which will be accounted for as a purchase, is expected to be completed during the third quarter of 1997.

     On May 6, 1997, BB&T announced plans to acquire Virginia First Financial Corporation of Petersburg, Virginia ("VFFC") in a transaction valued at $148.4 million based on BB&T's closing stock price on May 5, 1997. VFFC shareholders will receive .60 shares of BB&T's common stock for each share of VFFC stock held to a maximum of $25 per share of VFFC common stock. Each shareholder will receive 30% of this value in cash and 70% in common stock. The merger, which will be accounted for as a purchase, is expected to be completed by the end of 1997.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C. SECURITIES

     The amortized costs and approximate fair values of securities were as follows:

                                                    DECEMBER 31, 1996                             DECEMBER 31, 1995
                                                                        ESTIMATED                                     ESTIMATED
                                       AMORTIZED    GROSS UNREALIZED       FAIR      AMORTIZED    GROSS UNREALIZED       FAIR
                                          COST       GAINS    LOSSES      VALUE         COST       GAINS    LOSSES      VALUE
                                                                        (DOLLARS IN THOUSANDS)
Securities held to maturity:
  U.S. Treasury, government and
     agency obligations..............  $    6,283   $    --   $     4   $    6,279   $   41,570   $   141   $   340   $   41,371
  States and political
     subdivisions....................     164,525     5,121       181      169,465      205,168     8,205       145      213,228
  Mortgage-backed securities.........          --        --        --           --        4,508        16        44        4,480
  Other debt securities..............          --        --        --           --           77        --        --           77
  Total securities held to
     maturity........................     170,808     5,121       185      175,744      251,323     8,362       529      259,156
Securities available for sale:
  U.S. Treasury, government and
     agency obligations..............   3,949,039    17,393    12,393    3,954,039    4,735,657    59,925     7,450    4,788,132
  States and political
     subdivisions....................      23,985       168       176       23,977       21,952       259        96       22,115
  Mortgage-backed securities.........   1,735,797    29,440    14,212    1,751,025    1,002,967     8,468     4,373    1,007,062
  Equity and other securities........     285,180         2         2      285,180      154,512         3       524      153,991
  Total securities available
     for sale........................   5,994,001    47,003    26,783    6,014,221    5,915,088    68,655    12,443    5,971,300
  Total securities...................  $6,164,809   $52,124   $26,968   $6,189,965   $6,166,411   $77,017   $12,972   $6,230,456

     Securities with a book value of approximately $3.4 billion and $2.8 billion at December 31, 1996 and 1995, respectively, were pledged to secure municipal deposits, securities sold under agreements to repurchase, Federal Reserve discount window borrowings and for other purposes as required by law.

     At December 31, 1996 and 1995, there was no concentration of investments in obligations of states and political subdivisions that were secured by or payable from the same taxing authority or revenue source and that exceeded ten percent of shareholders' equity.

     Proceeds from sales of securities during 1996, 1995 and 1994 were $605.8 million, $1.3 billion and $797.9 million, respectively. Gross gains of $5.4 million, $2.7 million and $3.6 million and gross losses of $2.4 million, $21.3 million and $586,000 were realized on those sales in 1996, 1995 and 1994, respectively.

     The amortized cost and estimated fair value of the securities portfolio at December 31, 1996, by contractual maturity, are shown in the accompanying table. The expected life of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay the underlying mortgage loans with or without call or prepayment penalties. For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted average contractual maturities of underlying collateral.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                    DECEMBER 31, 1996
                                                       HELD TO MATURITY          AVAILABLE FOR SALE
                                                                 ESTIMATED                  ESTIMATED
                                                    AMORTIZED      FAIR       AMORTIZED        FAIR
                                                      COST         VALUE         COST         VALUE
                                                                  (DOLLARS IN THOUSANDS)
DEBT SECURITIES
Due in one year or less..........................   $  30,033    $  30,109    $  974,603    $  976,008
Due after one year through five years............     105,002      108,290     3,304,085     3,299,262
Due after five years through ten years...........      33,036       34,433       352,343       351,215
Due after ten years..............................       2,737        2,912     1,266,449     1,291,215
  Total debt securities..........................   $ 170,808    $ 175,744    $5,897,480    $5,917,700

NOTE D. LOANS AND LEASES

     Loans and leases were composed of the following:

                                                                     DECEMBER 31,
                                                                 1996           1995
                                                                (DOLLARS IN THOUSANDS)
Loans --
  Commercial, financial and agricultural...................   $ 2,715,363    $ 2,395,084
  Real estate -- construction and land development.........     1,525,964      1,175,839
  Real estate -- mortgage..................................    10,110,927     10,200,968
  Consumer.................................................     2,748,572      2,487,235
     Loans held for investment.............................    17,100,826     16,259,126
Leases.....................................................       576,991        376,152
       Total loans and leases..............................    17,677,817     16,635,278
          Less: unearned income............................       159,593        106,417
       Loans and leases, net of unearned income............   $17,518,224    $16,528,861

     The net investment in direct financing leases was $470.5 million and $315.5 million at December 31, 1996 and 1995, respectively. BB&T had loans held for sale at December 31, 1996 and 1995 totaling $228.3 million and $261.4 million, respectively.

     BB&T's only significant concentration of credit at December 31, 1996 occurred in real estate loans, which totaled $12.0 billion. However, this amount was not concentrated in any specific market or geographic area other than the Banks' primary market.

     The following table provides an analysis of loans made to directors, executive officers and their interests, which in the aggregate exceeded $60,000 at any time during 1996. All amounts shown represent loans made by BB&T's subsidiary banks in the ordinary course of business at the Banks' normal credit terms, including interest rate and collateralization prevailing at the time for comparable transactions with other persons (Dollars in thousands):

Balance, December 31, 1995........................................   $139,311
Additions.........................................................     95,449
Repayments........................................................     60,092
Balance, December 31, 1996........................................   $174,668

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E. ALLOWANCE FOR LOSSES

     An analysis of the allowance for losses is presented in the following table:

                                                                        YEARS ENDED DECEMBER 31,
                                                                      1996        1995        1994
                                                                         (DOLLARS IN THOUSANDS)
Balance, January 1...............................................   $219,052     215,443     212,706
Provision for losses charged to expense..........................     62,511      41,924      23,730
Allowances of purchased companies................................         --          --       1,119
  Subtotal.......................................................    281,563     257,367     237,555
Loans charged-off................................................    (69,073)    (53,064)    (37,831)
Recoveries.......................................................     17,580      14,749      15,719
  Net charge-offs................................................    (51,493)    (38,315)    (22,112)
Balance, December 31.............................................    230,070     219,052     215,443

     At December 31, 1996, 1995 and 1994, loans not currently accruing interest totaled $62.2 million, $68.6 million and $55.0 million, respectively. Loans 90 days or more past due and still accruing interest totaled $41.7 million, $34.6 million and $29.1 million, at December 31, 1996, 1995 and 1994, respectively. The gross interest income that would have been earned during 1996 if the outstanding nonaccrual loans and leases had been current in accordance with the original terms and had been outstanding throughout the period (or since origination, if held for part of the period) was approximately $5.6 million. Foreclosed property was $27.9 million, $18.9 million and $19.5 million at December 31, 1996, 1995 and 1994, respectively.

NOTE F. PREMISES AND EQUIPMENT

                                                                         DECEMBER 31,
                                                                       1996        1995
                                                                         (DOLLARS IN
                                                                          THOUSANDS)
Land and land improvements........................................   $ 63,041    $ 62,186
Buildings and building improvements...............................    284,377     278,073
Furniture and equipment...........................................    277,217     270,116
Capitalized leases on premises and equipment......................      3,804       4,257
                                                                      628,439     614,632
Less -- accumulated depreciation and amortization.................    253,485     242,772
  Net premises and equipment......................................   $374,954    $371,860

     Depreciation expense, which is included in occupancy and equipment expense, was $45.3 million, $42.1 million and $41.5 million in 1996, 1995 and 1994, respectively.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     BB&T has noncancellable leases covering certain premises and equipment. Total rent expense applicable to operating leases was $28.4 million, $33.1 million and $25.9 million for 1996, 1995 and 1994, respectively. Future minimum lease payments for operating and capitalized leases for years subsequent to 1996 are as follows:

                                                                             LEASES
                                                                    OPERATING    CAPITALIZED
                                                                     (DOLLARS IN THOUSANDS)
Years ended December 31:
  1997...........................................................   $  22,160      $   465
  1998...........................................................      21,373          465
  1999...........................................................      19,979          465
  2000...........................................................      19,399          465
  2001...........................................................      18,299          465
  2002 and years later...........................................     119,803        5,316
Total minimum lease payments.....................................   $ 221,013        7,641
Less -- amount representing interest.............................                    4,080
Present value of net minimum payments on capitalized leases (Note
  I).............................................................                  $ 3,561

NOTE G. LOAN SERVICING

     Mortgage loans serviced for others are not included in the accompanying "Consolidated Balance Sheets." The unpaid principal balances of mortgage loans serviced for others were $7.5 billion and $6.1 billion at December 31, 1996 and 1995, respectively.

     The following is a summary of capitalized mortgage servicing rights, net of accumulated amortization and adjustments necessary to present the balances at that lower of cost or estimated fair value, which are included in the "Consolidated Balance Sheets:"

                                                                                CAPITALIZED MORTGAGE
                                                                                  SERVICING RIGHTS
                                                                                    (DOLLARS IN
                                                                                     THOUSANDS)
Balance, January 1,..........................................................   $21,948      $ 7,225
  Amount capitalized.........................................................    26,356       18,082
  Amortization expense.......................................................    (6,197)      (2,860)
  Change in valuation allowance..............................................      (216)        (499)
Balance, December 31,........................................................   $41,891      $21,948

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Capitalized mortgage servicing rights are being amortized on a disaggregated loan basis using an accelerated method over the estimated life of the servicing income. The servicing rights portfolio is analyzed each quarter to identify possible impairment using a disaggregated discounted cash flow methodology that is stratified by predominant risk characteristics. These characteristics include stratification based on interest rates in intervals of 150 basis points, type of loan and maturity of loan. Following is an analysis of the aggregate changes in the valuation allowances for mortgage servicing rights in 1996 and 1995:

                                                                                    VALUATION ALLOWANCE
                                                                                   FOR MORTGAGE SERVICING
                                                                                           RIGHTS
                                                                                   (DOLLARS IN THOUSANDS)
Balance, January 1, 1995........................................................           $   --
  Additions.....................................................................              499
Balance, December 31, 1995......................................................              499
  Additions.....................................................................            1,184
  Reductions....................................................................             (968)
Balance, December 31, 1996......................................................           $  715

NOTE H. SHORT-TERM BORROWED FUNDS

                                                                                   DECEMBER 31,
                                                                                1996          1995
                                                                              (DOLLARS IN THOUSANDS)
Federal funds purchased...................................................   $  729,995    $  828,985
Term Federal funds purchased..............................................       50,000       350,000
Securities sold under agreements to repurchase............................      680,315       700,453
Master notes..............................................................      566,225       396,273
U.S. Treasury tax and loan deposit notes payable..........................      101,681        66,271
Short-term Federal Home Loan Bank advances................................      150,000       175,000
Other short-term borrowed funds...........................................        2,608       108,873
  Total short-term borrowed funds.........................................   $2,280,824    $2,625,855

     Federal funds purchased represent unsecured borrowings from other banks and generally mature daily. Term Federal funds purchased are identical to Federal funds; however, maturities vary and are greater than one day. Securities sold under agreements to repurchase are borrowings collateralized by securities of the U.S. Government or its agencies and have maturities ranging from one to ninety days. U.S. Treasury tax and loan deposit notes payable are payable upon demand to the U.S. Treasury. Master notes are unsecured, non-negotiable obligations of BB&T (variable rate commercial paper). Short-term Federal Home Loan Bank advances are typically unsecured and generally mature daily.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE I. LONG-TERM DEBT

                                                                                                           DECEMBER 31,
                                                                                                        1996          1995
                                                                                                      (DOLLARS IN THOUSANDS)
$5 million Industrial Revenue Bond, dated 1984, secured by premises with a net book value of
  $5,708,000 at December 31, 1996, due in quarterly installments of $83,340 through the second quarter 1999, and one final installment of $82,940 in 1999. Interest rate is variable -- 76.99%
  of prime -- 6.352% at December 31, 1996.........................................................   $    1,000    $    1,250
Capitalized leases, varying maturities to 2028 with rates from 8.11% to 12.65%. This represents
  the unamortized balances due on leases of various facilities....................................        3,561         4,125
Medium-term bank notes, unsecured, varying maturities to 2001 with rates from 5.31% to 5.70%......      424,794       201,979
Advances from Federal Home Loan Bank, varying maturities to 2016 with rates from 1.00% to 8.95%...    1,375,971     1,178,559
$250 million Subordinated Notes, unsecured, dated May 21, 1996, maturing May 23, 2003 with an
  interest rate of 7.05%.*........................................................................      248,019            --
Other mortgage indebtedness.......................................................................          695           997
                                                                                                     $2,054,040    $1,386,910

* Subordinated notes qualify under the risk-based capital guidelines as Tier 2 supplementary capital.

     Excluding the capitalized leases set forth in Note F, future debt maturities total $2.1 billion and are $550.5 million, $339.6 million, $175.9 million, $112.1 million, and $418.8 million for the next five years. The maturities for 2002 and later years are $453.6 million.

NOTE J. SHAREHOLDERS' EQUITY

     The authorized capital stock of BB&T consists of 300,000,000 shares of common stock, $5 par value, and 5,000,000 shares of preferred stock, $5 par value. At December 31, 1996, 136,896,865 shares of common stock and no shares of preferred stock were issued and outstanding.

  STOCK OPTION PLANS

     At December 31, 1996, BB&T had the following stock-based compensation plans: the 1994 and the 1995 Omnibus Stock Incentive Plans ("Omnibus Plans"), the Incentive Stock Option Plan ("ISOP"), the Non-Qualified Stock Option Plan ("NQSOP") and the Non-Employee Directors' Stock Option Plan ("Directors' Plan"), which are described below. BB&T accounts for these plans under Accounting Principles Board ("APB") Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, BB&T's pro forma net income and pro forma earnings per share would have been as follows:

                                                                       1996        1995
Net income applicable to common shares:
  As reported.....................................................   $329,565    $222,189
  Pro Forma.......................................................    327,104     221,836
Primary EPS:
  As reported.....................................................       2.39        1.62
  Pro Forma.......................................................       2.37        1.62
Fully diluted EPS:
  As reported.....................................................       2.37        1.60
  Pro Forma.......................................................       2.35        1.60

     The SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995; therefore, the weighted average fair value of options granted prior to that date has not been calculated. The fair value of each option grant

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 3.5% for both years; expected volatility of 20% for both years; risk free interest rates of 6.4% and 5.7%; and expected lives of 6.5 years and 6.1 years.

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     In April 1994 and May 1995, the shareholders approved the Omnibus Plans which cover the award of incentive stock options, non-qualified stock options, shares of restricted stock, performance shares and stock appreciation rights. In April 1996, the shareholders approved an amendment to the 1995 Omnibus Plan that increased the maximum number of shares issuable under the terms of the plan to 6,000,000 shares. The combined shares issuable under both Omnibus Plans is 10,000,000. The Omnibus Plans are intended to allow BB&T to recruit and retain employees with ability and initiative and to associate the employees' interests with those of BB&T and its shareholders. At December 31, 1996, 2,200,641 incentive stock options at prices ranging from $5.8828 to $36.625 and 2,391,543 non-qualified stock options at prices ranging from $.01 to $23.3655 were outstanding. The stock options vest over 3 years and have a 10 year term.

     The ISOP and the NQSOP were established to retain key officers and key management employees and to offer them the incentive to use their best efforts on behalf of BB&T. The plans, which expire on December 19, 2000, further provide for up to 1,101,000 shares of common stock to be reserved for the granting of options, which have a four year vesting schedule and must be exercised within ten years from the date granted. Incentive stock options granted must have an exercise price equal to at least 100% of the fair market value of common stock on the date granted, and the non-qualified stock options must have an exercise price equal to at least 85% of the fair market value on the date granted. At December 31, 1996, options to purchase 348,660 shares of common stock at prices ranging from $9.50 to $16.75 were outstanding pursuant to the NQSOP. At December 31,1996, options to purchase 157,329 shares of common stock at an exercise price of $19.777 were outstanding pursuant to the ISOP.

     The Directors' Plan is intended to provide incentives to non-employee directors to remain on the Board of Directors and share in the profitability of BB&T. The plan creates a deferred compensation system for participating non-employee directors. Each non-employee director may elect to defer 0%, 50% or 100% of the annual retainer fee for each calendar year and apply that percentage toward the grant of options to purchase BB&T common stock. Such elections are required to be in writing and are irrevocable for each calendar year. The exercise price at which shares of BB&T common stock may be purchased shall be equal to 75% of the market value of the common stock as of the date of grant. Options are vested in six months and may be exercised anytime thereafter until the expiration date, which is 10 years from the date of grant. The Directors' Plan provides for the reservation of up to 400,000 shares of BB&T common stock. At December 31, 1996, options to purchase 291,143 shares of common stock at prices ranging from $12.7155 to $22.07 were outstanding pursuant to the Directors' Plan.

     BB&T also has options outstanding from companies acquired in prior years. These options, which have not been included in the plans described above, totaled 297,067 as of December 31, 1996, with option prices ranging from $2.6667 to $23.7069.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     A summary of the status of the Company's stock option plans at December 31, 1996, 1995 and 1994 and changes during the years then ended is presented below:

                                                                                YEARS ENDED DECEMBER 31,
                                                                1996                      1995                      1994
                                                                    WTD. AVG.                 WTD. AVG.                 WTD. AVG.
                                                                    EXERCISE                  EXERCISE                  EXERCISE
                                                        SHARES        PRICE       SHARES        PRICE       SHARES        PRICE
Outstanding at beginning of year....................   6,242,714     $ 17.58     5,518,450     $ 14.94     5,040,088     $ 12.83
Granted.............................................     107,996       25.34     1,378,254       25.24     1,225,829       19.18
Exercised...........................................    (615,852)      11.44      (608,181)      10.88      (674,824)       6.77
Forfeited or Expired................................     (48,475)      15.70       (45,808)      19.20       (72,644)      16.27
Outstanding at end of year..........................   5,686,383     $ 18.40     6,242,715     $ 17.58     5,518,449     $ 14.94
Options exercisable at year-end.....................   4,563,558     $ 16.97     4,316,010     $ 15.33     2,783,738     $ 12.10

     The weighted average fair value of options granted was $6.63 and $5.05 per option at December 31, 1996 and 1995, respectively.

     The following table summarizes information about the options outstanding at December 31, 1996:

                                                                                  WEIGHTED-
                                                                                   AVERAGE      WEIGHTED-
                                                                    NUMBER        REMAINING      AVERAGE       NUMBER
                           RANGE OF                               OUTSTANDING    CONTRACTUAL    EXERCISE     EXERCISABLE
                        EXERCISE PRICES                           AT 12/31/96       LIFE          PRICE      AT 12/31/96
$0.01..........................................................        1,497         4.7yrs      $  0.01           1,497
$2.67 to $3.79.................................................       37,516         7.1            3.33          37,516
$4.92 to $7.26.................................................       94,391         2.7            5.98          94,391
$7.45 to $10.81................................................      486,896         3.8            9.23         486,896
$11.72 to $17.50...............................................    1,898,838         4.5           14.29       1,848,284
$18.13 to $26.75...............................................    3,133,736         7.9           22.72       2,093,190
$28.88 to $36.63...............................................       33,509         9.6           33.89           1,784
                                                                   5,686,383         6.3yrs      $ 18.40       4,563,558

                                                                 WEIGHTED-
                                                                  AVERAGE
                           RANGE OF                              EXERCISE
                        EXERCISE PRICES                            PRICE
$0.01..........................................................   $  0.01
$2.67 to $3.79.................................................      3.33
$4.92 to $7.26.................................................      5.98
$7.45 to $10.81................................................      9.23
$11.72 to $17.50...............................................     14.32
$18.13 to $26.75...............................................     21.86
$28.88 to $36.63...............................................     29.63
                                                                  $ 16.97

  SHAREHOLDER RIGHTS PLAN

     On January 17, 1997, pursuant to the Rights Agreement approved by the Board of Directors, BB&T distributed to shareholders one preferred stock purchase right for each share of BB&T's common stock then outstanding. Subsequent to this date, all shares issued are accompanied by a stock purchase right. Initially, the rights, which expire in 10 years, are not exercisable and are not transferable apart from the common stock. The rights will become exercisable only if a person or group acquires 20% or more of BB&T's common stock, or BB&T's Board of Directors determines, pursuant to the terms of the Rights Agreement, that any person or group that has acquired 10% or more of BB&T's common stock is an "Adverse Person."Each right would then enable the holder to purchase 1/100th of a share of a new series of BB&T preferred stock at an initial exercise price of $145.00. The Board of Directors will be entitled to redeem the rights at $.01 per right under certain circumstances specified in the Rights Agreement.

     Under the terms of the Rights Agreement, if any person or group becomes the beneficial owner of 25% or more of BB&T's common stock, with certain exceptions, or if the Board of Directors determines that any 10% or more stockholder is an "Adverse Person," each right will entitle its holder (other than the person triggering exercisability of the rights) to purchase, at the right's then-current exercise price, shares of BB&T's common stock having a value of twice the right's exercise price. In addition, if after any person or group has become a 20% or more stockholder, BB&T is involved in a merger or other business combination transaction with another person in which its common stock is changed or converted, or sells 50% or more of its assets or earning power to another person, each right will entitle its holder to purchase, at the right's then-current exercise price, shares of common stock of such other person having a value of twice the right's exercise price.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K. INCOME TAXES

     The provision for income taxes was composed of the following:

                                                            YEARS ENDED DECEMBER 31,
                                                          1996        1995        1994
                                                             (DOLLARS IN THOUSANDS)
Current expense:
  Federal............................................   $151,713    $125,190    $154,687
  State..............................................      4,372       6,535      12,953
                                                         156,085     131,725     167,640
Deferred expense (benefit)...........................      3,847     (18,607)    (20,637)
Provision for income taxes...........................   $159,932    $113,118    $147,003

     The reasons for the difference between the provision for income taxes and the amount computed by applying the statutory Federal income tax rate to income before income taxes were as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                          1996        1995        1994
                                                             (DOLLARS IN THOUSANDS)
Federal income taxes at statutory rates of 35%.......   $171,538    $119,135    $147,812
Tax-exempt income from securities, loans and leases
  less related non-deductible interest expense.......     (8,692)     (8,263)     (8,563)
State income taxes, net of Federal tax benefit.......      3,217       3,446       5,386
Other, net...........................................     (6,131)     (1,200)      2,368
Provision for income taxes...........................   $159,932    $113,118    $147,003
Effective income tax rate............................       32.6%       33.2%       34.8%

     The tax effects of temporary differences that gave rise to significant portions of the net deferred tax assets (liabilities) in the "Consolidated Balance Sheets" were:

                                                                         DECEMBER 31,
                                                                       1996        1995
                                                                         (DOLLARS IN
                                                                          THOUSANDS)
Deferred tax assets:
  Allowance for losses............................................   $ 88,924    $ 83,267
  Deferred compensation...........................................     17,761      18,426
  Postretirement benefits other than pensions.....................     18,256      18,016
  Other...........................................................     22,866      23,113
  Total tax deferred assets.......................................    147,807     142,822
Deferred tax liabilities:
  Tax accounting method changes...................................     (6,599)    (10,493)
  Depreciation....................................................    (21,972)    (18,712)
  Net unrealized appreciation on securities available for sale....     (8,248)    (20,014)
  Lease financing.................................................    (15,623)    (13,558)
  Pension plan contribution.......................................     (6,363)     (3,705)
  Other...........................................................    (19,539)    (15,788)
Total tax deferred liabilities....................................    (78,344)    (82,270)
Net deferred tax asset............................................   $ 69,463    $ 60,552

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The deferred tax assets have been determined to be realizable, and, accordingly, a valuation allowance was not required. At December 31, 1996, there were no operating losses, income tax credits or alternative minimum tax credit carryforwards.

     Securities transactions resulted in income tax expense (benefits) of $1.1 million, ($7.1 million) and $1.2 million related to securities gains (losses) for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE L. BENEFIT PLANS

     BB&T has various employee benefit plans and arrangements. Employees of acquired entities typically participate in existing BB&T plans upon consummation of the acquisitions. Credit is usually given to these employees for years of service at the acquired institution. The combination of actuarial information for the benefit plans of the acquired entities is not meaningful because the benefits offered in those plans and assumptions used in the calculations related to those plans are superseded by the benefits offered in the BB&T plans and the assumptions used in the BB&T calculations. Accordingly, the actuarial information presented for retirement plans and postretirement benefits is that of BB&T as originally presented.

     The following table discloses expenses relating to employee benefit plans, restated for transactions accounted for as poolings of interests.

                                                                          YEARS ENDED DECEMBER 31,
                                                                         1996       1995       1994
                                                                           (DOLLARS IN THOUSANDS)
Defined benefit plans................................................   $12,663    $18,643    $22,239
Defined contribution and ESOP plans..................................    13,035     11,712     12,053
Total expense related to benefit plans...............................   $25,698    $30,355    $34,292

  RETIREMENT PLANS

     Prior to the merger of Southern National Corporation ("BB&T) and BB&T Financial Corporation, both companies had noncontributory defined benefit plans covering substantially all employees. Benefits were based on years of service, age at retirement and the employee's compensation as defined.

     Effective January 1, 1996, BB&T's and BB&T Financial Corporation's pension plans were merged into a single noncontributory defined benefit pension plan. This plan covers substantially all employees of the merged institution. Benefits are based on years of service, age at retirement and the employee's compensation during the five highest consecutive years of earnings within the last ten years of employment.

     BB&T's contributions to the plan were in amounts between the minimum required for funding standard account purposes and the maximum deductible for Internal Revenue Service purposes.

     Supplemental retirement benefits are provided to certain key officers under supplemental executive retirement plans ("SERPs"), which are not qualified under the Internal Revenue Code. Although technically unfunded plans, insurance policies on the lives of the covered employees partially fund future benefits.

     Net periodic pension cost, which is included in employee benefits expense, consisted of the following components in 1996, 1995 and 1994.

                                                                        1996        1995        1994
                                                                           (DOLLARS IN THOUSANDS)
Service cost.......................................................   $  8,860    $  9,658    $  9,431
Interest cost......................................................     11,755      10,864       9,504
Actual return on assets............................................    (18,498)    (25,226)        711
Early retirement...................................................         --       3,372          --
Net amortization and deferral and other............................      7,453      16,414     (10,699)
  Net periodic pension cost........................................   $  9,570    $ 15,082    $  8,947

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table sets forth the plans' funded status at December 31, 1996 and 1995.

                                                                                    PLANS FOR WHICH
                                                           PLANS FOR WHICH            ACCUMULATED
                                                            ASSETS EXCEED              BENEFITS
                                                         ACCUMULATED BENEFITS        EXCEED ASSETS
                                                          1996         1995         1996       1995
                                                                   (DOLLARS IN THOUSANDS)
Accumulated benefit obligation
  Vested benefits....................................   $(120,396)   $(104,000)   $     --    $    --
  Nonvested benefits.................................      (3,107)      (3,566)         --         --
                                                        $(123,503)   $(107,566)   $     --    $    --
Projected benefit obligation at December 31..........   $(161,157)   $(140,394)   $(11,483)   $(9,929)
Plan assets at fair value............................     162,126      129,574          --         --
Plan assets in excess of (less than) projected
  benefit obligation.................................         969      (10,820)    (11,483)    (9,929)
Unrecognized transition amount.......................      (5,345)      (6,162)        321        364
Unrecognized prior service cost......................      (6,699)      (7,503)      3,314      3,313
Unrecognized net loss................................      16,951       16,717       3,233      3,214
Minimum liability adjustment.........................          --           --        (620)    (2,597)
Prepaid (accrued) pension cost included in other
  assets (other liabilities).........................   $   5,876    $  (7,768)   $ (5,235)   $(5,635)

     Actuarial assumptions used in calculating these amounts were:

                                                                                 1996    1995        1994
Rate of increase in future compensation.......................................   5.5 %   5.5 %        4.8-6.0%
Weighted average discount rate................................................   7.5     7.5              7.8
Weighted average expected long-term rate of return on assets..................   8.0     8.0          8.0-9.0

     Plan assets consist primarily of investments in mutual funds consisting of equity investments, obligations of the U.S. Treasury and Federal agencies and corporations. Plan assets included $11.2 million and $7.9 million of BB&T common stock at December 31, 1996 and 1995, respectively.

  POSTRETIREMENT BENEFITS

     BB&T revised its retiree health care plans in preparation for the implementation of SFAS No. 106, "Accounting for Postretirement Benefits Other Than Pensions." Effective January 1, 1996, the plans of BB&T and BB&T Financial Corporation were merged into a single plan. The new plan covers employees retiring after December 31, 1995 who are eligible for participation in the BB&T pension plan and have at least ten years of service. The plan requires retiree contributions, with a subsidy by BB&T based upon years of service of the employee at the time of retirement. The subsidy is periodically reviewed for adjustment. The plan provides flexible benefits to retirees which may also be used for dependents.

     The following table sets forth the components of the retiree benefit plan and the amount recognized in the consolidated financial statements at December 31, 1996, 1995 and 1994 as originally reported.

                                                                             1996      1995      1994
NET PERIODIC POSTRETIREMENT BENEFIT COST:
  Service cost...........................................................   $  739    $  972    $  990
  Interest cost..........................................................    2,029     2,248     1,841
  Amortization of net loss and other.....................................       --       156       104
     Total expense.......................................................   $2,768    $3,376    $2,935

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        1996        1995        1994
RECONCILIATION OF FUNDED STATUS:
  Accumulated postretirement benefit obligation....................   $(29,046)   $(30,735)   $(27,590)
  Unrecognized net loss............................................         69       3,348       1,356
  Accrued postretirement benefit costs included in other
     liabilities...................................................   $(28,977)   $(27,387)   $(26,234)

     Actuarial assumptions used in calculating these amounts were:

                                                                         1996        1995              1994
Annual rate of increase in the per capita cost of health care claims
  Current year........................................................   11.0%        8.0-11.0%        10.0-12.0%
  Final constant amount...............................................    5.0         4.75-5.0               5.0
  Annual decrease.....................................................    1.0           .8-1.0               1.0
General inflation rate................................................    4.0              4.0               4.0
Weighted average discount rate........................................    7.5              7.5               7.8
Impact of 1% increase in assumed health care cost on:
  Net periodic benefit cost...........................................    3.0          2.0-3.0           0.0-1.0
  Expected postretirement benefit obligation..........................    5.0          3.0-4.0           1.1-3.0

  401-K SAVINGS PLAN

     Prior to 1996, BB&T had an Employee Stock Ownership Plan which allowed all employees to acquire common stock in BB&T by contributing up to 15% of their salaries to the plan. BB&T matched 100% of each employee's contributions, up to a maximum of 6% of the employee's salary. BB&T Financial Corporation had a Savings and Thrift Plan which permitted eligible employees to make contributions up to 16% of base compensation, with matching contributions up to 4% of the employee's base compensation. Effective January 1, 1996, BB&T's Employee Stock Ownership Plan was merged into the former BB&T Financial Corporation Savings and Thrift Plan to form the BB&T Corporation 401-k Savings Plan. The new plan permits employees to contribute up to 16% of their compensation. BB&T matches up to 6% of the employee's compensation with a 100% matching contribution.

  SETTLEMENT AGREEMENTS

     In connection with recent significant mergers, three executive officers of merged institutions agreed to retire during 1995 and 1997. BB&T entered into settlement and noncompetition agreements with these executive officers to settle existing employment contracts and to require them not to compete with BB&T. One of the agreements provides for annual payments of $1,655,000 less the company-provided portion of certain benefits payable under existing benefit plans. The payments continue for the life of the executive and his current wife but in no event for a period of less than fifteen years. The executive has agreed not to compete in a defined geographic area for fifteen years and to serve as a consultant to the merged company for five years. A second agreement provides for annual payments of $312,000 for ten years or until death. The third settlement agreement provides for annual payments of $769,392 (to be adjusted annually in accordance with the Consumer Price Index) until the executive reaches the age of 65 in 2002, at which time the annual payments will be reduced to 70% of the amount paid during the final year pursuant to the agreement, estimated to be approximately $623,000, less the company-provided portion of benefits payable under certain existing benefit plans. The reduced payments will continue for the life of the executive. If the executive's current wife survives him, payments will continue to her in an annual amount equal to 35% of the amount paid to the executive during the final year pursuant to the agreement. The executive officer has agreed not to compete in a defined geographic area for ten years.

  OTHER

     There are various other employment contracts, deferred compensation arrangements and covenants not to compete with selected members of management and certain retirees.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M. COMMITMENTS AND CONTINGENCIES

     BB&T is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, options written, standby letters of credit and financial guarantees, interest rate caps and floors written, interest rate swaps and forward and futures contracts.

     BB&T's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. BB&T uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

                                                                                                           CONTRACT OR
                                                                                                        NOTIONAL AMOUNT AT
                                                                                                           DECEMBER 31,
                                                                                                        1996          1995
                                                                                                      (DOLLARS IN THOUSANDS)
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend, originate or purchase credit.............................................    6,754,901     5,093,090
  Standby letters of credit and financial guarantees written......................................      216,910       156,711
  Commercial letters of credit....................................................................       21,703        30,038
Financial instruments whose notional or contract amounts exceed the amount of credit risk:
  Commitments to sell loans and securities........................................................      240,121       308,358
  Foreign exchange contracts......................................................................      103,506       109,747

     Commitments to extend credit are arrangements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BB&T evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by BB&T upon extension of credit, is based on management's evaluation of the creditworthiness of the counterparty.

     Standby letters of credit and financial guarantees written are conditional commitments issued by BB&T to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers, and letters of credit are collateralized when necessary.

     Forward commitments to sell mortgage loans and mortgage-backed securities are contracts for delayed delivery of securities in which BB&T agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities' values and interest rates.

  LEGAL PROCEEDINGS

     The nature of the business of BB&T's banking subsidiaries ordinarily results in a certain amount of litigation. The subsidiaries of BB&T are involved in various legal proceedings, all of which are considered incidental to the normal conduct of business. Management believes that the liabilities arising from these proceedings will not have a materially adverse effect on the consolidated financial position or consolidated results of operations of BB&T.

NOTE N. REGULATORY REQUIREMENTS AND OTHER RESTRICTIONS

     BB&T's subsidiary banks are required by the Board of Governors of the Federal Reserve System to maintain reserve balances based on certain percentages of deposit types subject to various adjustments. At December 31, 1996, these reserves (including average daily vault cash) amounted to $376.5 million.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Subject to restrictions imposed by state laws and federal regulations, the Boards of Directors of the subsidiary banks could have declared dividends from their retained earnings up to $1.0 billion at December 31, 1996. The subsidiary banks are prohibited from paying dividends from their capital stock and additional paid-in capital accounts and are required by regulatory authorities to maintain minimum capital levels. BB&T was in compliance with these requirements at December 31, 1996.

     BB&T is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional -- discretionary
 -- actions by regulators that, if undertaken, could have a direct material effect on BB&T's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of BB&T's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. BB&T's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     See Table 9 for additional disclosure concerning regulatory capital requirements.

NOTE O. PARENT COMPANY FINANCIAL STATEMENTS

                            CONDENSED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                                                                        1996          1995
                                                                                                      (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks...........................................................................   $    9,047    $    6,458
Interest-bearing bank balances....................................................................      587,330       396,331
Investment securities.............................................................................       40,560        37,672
Investment in banking subsidiaries................................................................    2,063,285     1,818,444
Investment in other subsidiaries..................................................................       52,283        42,153
Premises..........................................................................................        5,809         6,017
Receivables from subsidiaries and other assets....................................................      183,644       163,282
     Total assets.................................................................................   $2,941,958    $2,470,357
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowed funds.........................................................................   $  566,225    $  396,273
Dividends payable.................................................................................       29,521        24,389
Accounts payable and accrued liabilities..........................................................       25,626        23,333
Long-term debt....................................................................................      249,019         1,250
     Total liabilities............................................................................      870,391       445,245
     Total shareholders' equity...................................................................    2,071,567     2,025,112
     Total liabilities and shareholders' equity...................................................   $2,941,958    $2,470,357

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          CONDENSED INCOME STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                              1996        1995        1994
                                                                                                 (DOLLARS IN THOUSANDS)
INCOME
  Dividends from subsidiaries............................................................   $142,854    $240,699    $150,140
  Interest and other income from subsidiaries............................................     36,627      20,261      16,075
  Interest on investment securities......................................................      2,936       1,855       2,334
  Other income...........................................................................      7,835       6,143       3,595
     Total income........................................................................    190,252     268,958     172,144
EXPENSES
  Interest expense.......................................................................     33,845      17,859      12,393
  Occupancy expense......................................................................        171         171         172
  Other expenses.........................................................................     11,327      26,760      10,916
     Total expenses......................................................................     45,343      44,790      23,481
Income before income tax benefit and equity in
  undistributed earnings of subsidiaries.................................................    144,909     224,168     148,663
Income tax expense (benefit).............................................................        661      (6,042)       (580)
Income before equity in undistributed earnings of subsidiaries...........................    144,248     230,210     149,243
Net income of subsidiaries (less than) in excess of dividends from
  subsidiaries...........................................................................    185,927      (2,942)    126,073
NET INCOME...............................................................................   $330,175    $227,268    $275,316

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                            1996         1995         1994
                                                                                                (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................................................   $ 330,175    $ 227,268    $ 275,316
  Adjustments to reconcile net income to net cash provided by operating activities:
  Net income of subsidiaries (less than) in excess of dividends from subsidiaries......    (185,927)       2,942     (126,073)
  Depreciation of premises and equipment...............................................         214          214          215
  Amortization of unearned compensation................................................       2,450        3,172        1,711
  Discount accretion and premium amortization..........................................         192         (298)          83
  Loss (gain) on sales of securites....................................................          (9)         100           --
  Loss on disposals of other real estate owned.........................................          --          240           --
  Loss on disposal of premises and equipment...........................................          --           29           --
  (Increase) decrease in other assets..................................................     103,134     (145,852)      39,881
  Increase (decrease) in accounts payable and accrued liabilities......................       2,293        5,974         (932)
     Net cash provided by operating activities.........................................     252,522       93,789      190,201
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of securities available for sale.................................          14           87       10,128
  Proceeds from maturities of securities available for sale............................      49,347      101,339      100,461
  Purchases of securities available for sale...........................................     (52,324)     (41,697)     (99,526)
  Proceeds from sales of securities held to maturity...................................          --          520           --
  Repayment of note from bank subsidiary...............................................          --           --       30,000
  Sale of savings bank subsidiary to bank subsidiary...................................          --           --       58,883
  Proceeds from sales of premises and equipment........................................          --           79           --
  Investment in subsidiaries...........................................................     (68,625)        (264)     (67,492)
  Advances to subsidiaries.............................................................    (306,857)          --           --
  Repayment of advances to subsidiaries................................................     182,875           --           --
  Other................................................................................          --           --      (32,328)
     Net cash (used in) provided by investing activities...............................    (195,570)      60,064          126
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in long-term debt............................................     247,625       (7,333)     (53,333)
  Net increase in short-term borrowed funds............................................     169,952      142,004       95,614
  Repayment of advance from bank subsidiary............................................          --           --      (58,250)
  Net proceeds from common stock issued................................................      49,716       44,242       24,123
  Redemption of common stock...........................................................    (207,387)     (47,311)     (23,562)
  Preferred stock cancellations and conversions........................................          --       (2,371)          --
  Cash dividends paid on common and preferred stock....................................    (123,270)    (107,869)     (88,866)
  Other................................................................................          --           --        1,656
     Net cash provided by (used in) financing activities...............................     136,636       21,362     (102,618)
  Net Increase in Cash and Cash Equivalents............................................     193,588      175,215       87,709
  Cash and Cash Equivalents at Beginning of Year.......................................     402,789      227,574      139,865
  Cash and Cash Equivalents at End of Year.............................................   $ 596,377    $ 402,789    $ 227,574

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE P. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires BB&T to disclose the estimated fair value of its on- and off-balance sheet financial instruments. A financial instrument is defined by SFAS No. 107 as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms.

     Fair value estimates are made at a point in time, based on relevant market data and information about the financial instrument. SFAS No. 107 specifies that fair values should be calculated based on the value of one trading unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, estimated transaction costs that may result from bulk sales or the relationship between various financial instruments. Because no readily available market exists for a significant portion of BB&T's financial instruments, fair value estimates for these instruments are based on judgments regarding current economic conditions, currency and interest rate risk characteristics, loss experience and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the calculated fair value estimates cannot always be substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. Changes in assumptions could significantly affect the estimates.

     The following methods and assumptions were used by BB&T in estimating the fair value of its financial instruments at December 31, 1996 and 1995.

     CASH AND CASH EQUIVALENTS: For these short-term instruments, the carrying amounts are a reasonable estimate of fair values.

     SECURITIES: Fair values for securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices for similar securities.

     LOANS RECEIVABLE: The fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and credit quality. The carrying amounts of accrued interest approximate fair values.

     DEPOSIT LIABILITIES: The fair values for demand deposits, interest-checking accounts, savings accounts and certain money market accounts are, by definition, equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to aggregate expected maturities.

     SHORT-TERM BORROWED FUNDS: The carrying amounts of Federal funds purchased, borrowings under repurchase agreements, master notes and other short-term borrowed funds approximate their fair values.

     LONG-TERM DEBT: The fair values of long-term debt are estimated based on quoted market prices for similar instruments or by using discounted cash flow analyses, based on BB&T's current incremental borrowing rates for similar types of instruments.

     INTEREST RATE SWAP AGREEMENTS: The fair values of interest rate swaps (used for hedging purposes) are the estimated amounts that BB&T would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

     COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND FINANCIAL GUARANTEES WRITTEN:The fair values of commitments are estimated using the fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair values also consider the difference between current levels of interest rates and the committed rates. The fair values of guarantees and letters of credit are estimated based on fees currently charged for similar agreements.

     OTHER OFF-BALANCE SHEET INSTRUMENTS: The fair values for off-balance sheet instruments (futures, forwards, options, and commitments to sell or purchase financial instruments) are estimated based on quoted prices, if available. For instruments for which there are no quoted prices, fair values are estimated using current settlement values or pricing models.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                              1996                          1995
                                                                    CARRYING         FAIR         CARRYING         FAIR
                                                                     AMOUNT          VALUE         AMOUNT          VALUE
                                                                                    (DOLLARS IN THOUSANDS)
Financial assets:...............................................   $   927,341    $   927,341    $   934,149    $   934,149
  Cash and cash equivalents.....................................     6,014,221      6,014,221      5,971,300      5,971,300
  Securities available for sale.................................       170,808        175,744        215,323        259,156
  Securities held to maturity...................................
  Loans and leases
     Loans......................................................    17,276,102     17,272,691     16,474,684     16,573,738
     Leases.....................................................       470,455            N/A        315,541            N/A
     Allowances for losses......................................      (230,070)           N/A       (219,052)           N/A
       Net loans and leases.....................................   $17,516,487                   $16,571,173

Financial liablities:
  Deposits......................................................   $19,003,340     19,052,070    $18,321,708     18,355,876
  Short-term borrowed funds.....................................     2,280,824      2,280,824      2,625,855      2,625,855
  Long-term debt................................................     2,050,479      2,146,487      1,382,785      1,388,389
  Capitalized leases............................................         3,561            N/A          4,125            N/A

                                                                                       1996                     1995
                                                                              NOTIONAL/                 NOTIONAL/
                                                                               CONTRACT       FAIR       CONTRACT      FAIR
                                                                                AMOUNT       VALUE        AMOUNT       VALUE
Unrecognized financial intruments:
  Interest rate swaps, caps and floors.....................................   $1,144,114    $  5,775    $ 7,43,413    $(6,067)
  Commitments to extend, originate or purchase credit......................    6,754,901     (12,576)    5,093,090     (8,915
  Standby and commerical letters of credit and financial guarantees
     written...............................................................      238,613      (3,579)      186,749     (2,500)
  Commitments to sell loans and securities.................................      240,121         822       308,358     (3,818)
  Foreign exchange contacts................................................      103,506         312       109,747         --
  Option contracts purchased...............................................       14,000         142         8,000         --
  Option contracts written.................................................       14,000          --         8,000       (160)

N/A Not applicable.

NOTE Q. DERIVATIVES AND OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     Interest rate volatility often increases to the point that balance sheet repositioning through the use of account repricing and other on-balance sheet strategies cannot occur rapidly enough to avoid adverse net income effects. At those times, off-balance sheet or synthetic hedges are utilized. During 1996, management used interest rate swaps, caps and floors to supplement balance sheet repositioning. Such actions were designed to lower the interest sensitivity of BB&T toward a neutral position.

     Interest rate swaps are contractual agreements between two parties to exchange a series of cash flows representing interest payments. A swap allows both parties to transform the repricing characteristics of an asset or liability from a fixed to a floating rate, a floating rate to a fixed rate, or one floating rate to another floating rate. The underlying principal positions are not affected. Swap terms generally range from one year to ten years depending on the need. At December 31, 1996, derivatives with a total notional value of $1.1 billion, with terms ranging up to seven years, were outstanding.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following tables set forth certain information concerning BB&T interest rate swaps at December 31, 1996:

                      INTEREST RATE SWAPS, CAPS AND FLOORS
                               DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                         NOTIONAL     RECEIVE    PAY      FAIR
                                                                                          AMOUNT       RATE      RATE     VALUE
TYPE
  Received fixed swaps...............................................................   $  485,000      6.60%    5.50%   $ 6,698
  Pay fixed swaps....................................................................      304,114      5.50     5.43        (25)
  Basis swaps........................................................................      250,000      5.53     5.51     (1,251)
  Floors.............................................................................      105,000        --       --        353
  Total..............................................................................   $1,144,114      6.02%    5.48%   $ 5,775

                                                                             RECEIVE      PAY FIXED    BASIS SWAPS
                                                                           FIXED SWAPS      SWAPS      AND FLOORS       TOTAL
YEAR-TO-DATE ACTIVITY
  Balance, December 31, 1995............................................    $ 140,000     $ 353,413     $ 250,000     $  743,413
  Additions.............................................................      450,000         2,015       105,000        557,015
  Maturities/amortizations..............................................     (105,000)      (51,314)           --       (156,314)
  Balance, December 31, 1996............................................    $ 485,000     $ 304,114     $ 355,000     $1,144,114

                                                                               ONE YEAR      ONE TO      FIVE TO
                                                                               OR LESS     FIVE YEARS    10 YEARS      TOTAL
MATURITY SCHEDULE
  Receive fixed swaps.......................................................   $35,000      $ 200,000    $250,000    $  485,000
  Pay fixed swaps...........................................................    15,485        284,337       4,292       304,114
  Basis swaps...............................................................        --        250,000          --       250,000
  Floors....................................................................        --        105,000          --       105,000
  Total.....................................................................   $50,485      $ 839,337    $254,292    $$1,144,114

     As of December 31, 1996, unearned income from new swap transactions initiated during 1996 was $6.4 million. There were no unamortized deferred gains or losses from terminated transactions remaining at year end. Active transactions resulted in pretax net expenses of $300,000.

     In addition to interest rate swaps, BB&T utilizes written covered over-the-counter call options on specific securities in the available-for-sale portfolio in order to enhance returns. During 1996, options were written on securities totaling $375.0 million. Option fee income was $1.1 million for 1996. There were no unexercised options outstanding at December 31, 1996 or 1995.

     BB&T also utilizes over-the-counter purchased put options and net purchased put options (combination of purchased put option and written call option) in its mortgage banking activities. These options are used to hedge the mortgage warehouse and pipeline against increasing interest rates. Written call options are used in tandem with purchased put options to create a net purchased put option that reduces the cost of the hedge. At December 31, 1996, net purchased put option contracts with a notional value of $14.0 million were outstanding.

     The $1.1 billion of derivatives used in interest rate risk management are primarily used to hedge variable rate commercial loans, adjustable rate mortgage loans, retail certificates of deposit and fixed rate notes. BB&T does not utilize derivatives for trading purposes.

                       BB&T CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Although off-balance sheet derivative financial instruments do not expose BB&T to credit risk equal to the notional amount, such agreements generate credit risk to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. Such risk is minimized based on the quality of the counterparties and the consistent monitoring of these agreements. The counterparties to these transactions were large commercial banks and investment banks. Annually, the counterparties are reviewed for creditworthiness by BB&T's credit policy group. Where appropriate, master netting agreements are arranged or collateral is obtained in the form of rights to securities. At December 31, 1996, BB&T's interest rate swaps, caps and floors reflected an unrealized gain of $5.8 million.

     Other risks associated with interest-sensitive derivatives include the impact on fixed positions during periods of changing interest rates. Indexed amortizing swaps' notional amounts and maturities change based on certain interest rate indices. Generally, as rates fall the notional amounts decline more rapidly, and as rates increase notional amounts decline more slowly. Under unusual circumstances, financial derivatives also increase liquidity risk, which could result from an environment of rising interest rates in which derivatives produce negative cash flows while being offset by increased cash flows from variable rate loans. Such risk is considered insignificant due to the relatively small derivative positions held by BB&T. At December 31, 1996, BB&T had no indexed amortizing swaps outstanding.